Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

FUEL SYSTEMS SOLUTIONS “MORE LIKELY THAN NOT”

TO RESTATE FISCAL 2001-2005 FINANCIALS AND 2004-2005 QUARTERLY FINANCIALS

—Company Submits Materials to Nasdaq—

SANTA ANA, CA – July 27, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) today announced an update to its company-initiated, voluntary review of its stock option grant practices. The review is being conducted under the oversight of a Special Committee of the Board of Directors with the assistance of outside legal counsel and accounting experts.

The review, which covers the company’s stock option grants for the period from 1996 to 2006, has not been completed, nor have final conclusions been reached. However, preliminary conclusions have been reached that different measurement dates should be used for financial accounting purposes for certain stock option grants issued in the past. Although the investigation is still ongoing, the company has concluded that it is more likely than not that the company will need to restate historical financial statements to recognize non-cash charges for stock-based compensation expense for fiscal years 2001 to 2005 and for each quarter in fiscal years 2004 and 2005. Because the review has not been concluded, the amount of such charges, the resulting tax and accounting impact, and the specific periods that require restatement cannot be determined with certainty and may be different than presently anticipated.

As a result of the preliminary findings, management has concluded, and the company’s Board of Directors has concurred with the conclusion, that the company’s financial statements and the related reports or interim reviews of its independent registered public accounting firm, and all earnings press releases and similar communications issued by the company for fiscal periods commencing on or after January 1, 2001, should no longer be relied upon.

As previously reported, the company is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it did not timely file its annual report on Form 10-K for the year ended December 31, 2006 or its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007. The company has delayed these filings until the Special Committee of its Board of Directors has completed its investigation into the company’s historical stock option grant practices.

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As a result of this delinquency, the staff of the Nasdaq Stock Market began delisting proceedings against the company. As previously reported, the Nasdaq Listing Qualifications Panel granted the company’s request for continued listing on The Nasdaq Stock Market, subject to certain conditions, including providing certain information to the Nasdaq Hearings Department on or prior to July 26, 2007. The company believes that it complied with this requirement on July 26, 2007.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding the conclusions reached in an internal review of its historical stock option grants and its belief that it has complied with at least one condition imposed by the Nasdaq Qualifications Listing Panel for the company’s continued listing on the Nasdaq Stock Market. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to, the risk that the ultimate results of the Special Committee’s investigation will be that restatements will be required for fiscal periods not currently anticipated, that the investigation will lead to discovery of additional accounting errors or other adverse facts, that the results of government inquiries and possible regulatory action or private litigation may adversely affect the investigation, its results or the company’s financial condition or financial statements and that the Nasdaq Listing Qualification’s Panel may render an unfavorable decision with respect to the company’s continued listing on the Nasdaq Stock Market.

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